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                        CONTRACT FOR CONSULTING SERVICES
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                                   Exhibit 3.6

THIS AGREEMENT dated the 1st day of April, 1999.

BY AND BETWEEN:

          INTERNATIONAL TELEPRESENCE (CANADA) INC., a Corporation incorporated under the laws of Canada.

          (hereinafter referred to as the "Corporation")

                                                               OF THE FIRST PART

                                       AND

          LIROJEN ENTERPRISES LTD., a Corporation, duly incorporated under the laws of Canada.

          (hereinafter referred to as the "Contractor")

                                                              OF THE SECOND PART

                                       AND

          MORDEN C. LAZARUS, of the City and District of Montreal, in the Province of Quebec.

          (hereinafter referred to as the "Guarantor")

                                                               OF THE THIRD PART



         WHEREAS the Corporation wishes to retain the services of the Contractor to provide the services hereinafter described during the term hereinafter set out and the Contractor is willing to provide such services;


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         AND WHEREAS, effective the date of this agreement (the "Agreement"), the terms of any agreement or understanding (oral or written, express or implied) governing the Contractor's provision of services to the Corporation shall be superseded by the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1. TERM

         The Corporation shall retain the Contractor for a period of twelve (12) months, from April 1st, 1999 to and including March 31st, 2000, unless such retainer shall be terminated earlier, as hereinafter provided. Upon the expiration of the term of this Agreement on March 31st, 2000, the Contractor shall have the option of extending the term of this contract for an additional twelve (12) months (provided that the Contractor has given written notice to the Corporation of its intention to do so, no later than February 29th, 2000) and on an annual basis thereafter, on terms and conditions mutually agreeable to the parties.

2. CONSULTING SERVICES

         The Contractor is an independent contractor, not an employee of the Corporation. No employment relationship is created by this Agreement.


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3. REPORTING PROCEDURES

         The Contractor shall report to the Board of Directors of the Corporation (the "Board of Directors"). The Contractor shall report fully on the management, operations and business affairs of the Corporation and advise to the best of its ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this Agreement.

4. REMUNERATION

          (e) The Contractor shall be paid a fee of One Hundred and Twenty Thousand Dollars ($120,000.00) (exclusive of GST) for the first twelve (12) months of the term of this Agreement for its services hereunder, payable in equal monthly instalments, in advance (the "Fee"). If the Contractor elects to extend the term of this Agreement, it shall be entitled to be paid the Fee for any such extended term(s).
          (f) Subject to regulatory approvals and to any required shareholders approval, the Corporation shall permit the Contractor to participate in its share option plan and in any share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its service providers or employees, in the manner and to the extent authorized by the Board of Directors. The Corporation shall grant the Contractor Three Hundred Thousand (300,000) options on July 1st, 1999 (the "July Options"), such that they shall vest immediately. It is further understood and agreed that the Corporation shall grant the Contractor an additional Three Hundred Thousand (300,000) options on July 1st of any


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               subsequent year during the term of this Agreement or any agreed extension hereof, subject to the Contractor continuing to provide its services hereunder.

7. PERFORMANCE CLAUSE

         The parties acknowledge the importance to the Corporation of proving the commercial viability of the Telepresence(R) Single Optical
         Path 3-D Image Capture System (the "System"). The parties therefore agree that in the event that the Contractor arranges or assists in arranging a contract with an Internet corporation with respect to its "3D Streaming Internet Video Applications" of the System during the term of this Agreement, the Corporation and the Contractor shall conduct good faith discussions concerning the award of a performance bonus (the "Bonus") to the Contractor in recognition of its services in such regard.

8. NO FURTHER FEES OR ADJUSTMENTS

         Other than as herein provided, there shall be no cost-of-living increase or merit increase in any Fee or any Bonus unless agreed to in writing by the Corporation.

9. RIGHT TO ACCEPT CONCURRENT RETAINERS

         The Contractor shall be permitted to accept retainers from parties other than the Corporation provided that such retainers do not materially


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          interfere with the Contractor's obligations to the Corporation under this Agreement.

10. EXPENSES

          (k) The Contractor shall be reimbursed promptly for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Contractor from time to time, in connection with the carrying out of its duties hereunder. For all such expenses, the Contractor shall promptly furnish to the Corporation originals of all invoices or statements in respect of which the Contractor seeks reimbursement.

12. CONFIDENTIALITY

          The Contractor acknowledges and agrees that:

          m) In the course of performing its duties and responsibilities as a consultant to the Corporation, it has, had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public,


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               or the use of same by the Contractor or any competitor of the
               Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation ;
          n) In the course of performing its duties and responsibilities for the Corporation, the Contractor has been and will continue in the future to deal with the Corporation's customers, clients and suppliers and, as such, has, had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of this Agreement, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;
          o) The Contractor owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and
          p) The right to maintain the confidentiality of th Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Contractor and the customers, clients and suppliers of the Corporation by virtue of the Contractor's retainer by the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

17. RELATIONSHIP OF PARTIES

         Contractor, as used in this Agreement, means the person or entity that signs this Agreement and all of its shareholders, directors, officers, employees and agents.


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         The Contractor is not an employee of the Corporation and is ineligible for any employee benefits of the Corporation.

         The Contractor will report all compensation received pursuant to this Agreement to the relevant tax authorities and will pay all applicable taxes. The Corporation will not make deductions from any Fee for taxes, insurance, bonds or any other subscription of any kind.

18. DISCLOSURE

         During the term of this Agreement, the Contractor shall promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of the Contractor to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

19. PLACE OF SERVICES

         The Contractor shall perform the services herein at such place as may be directed by the Board of Directors.

20. RETURN OF MATERIALS

         All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into possession or control of the


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          Contractor shall, at all times, remain the property of the Corporation or such subsidiary or associates, as the case may be. On termination of this Agreement, for any reason, the Contractor agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Contractor, or directly or indirectly under the control of the Contractor. The Contractor agrees not to make for its use or that of any other party, reproductions or copies of any such property or other property of the Corporation, without the prior consent of the Board of Directors.

14. GOVERNING LAW AND ATTORNMENT

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the parties hereto agree to attorn to the Courts of the Province of Quebec.

15. SEVERABILITY

          If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any Court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

16. ENFORCEABILITY


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          The Contractor hereby confirms and agrees that the covenants and restrictions pertaining to the Contractor contained in this Agreement, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Contractor of its obligations under any such covenants or restrictions.

          Accordingly, the Contractor hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Contractor from any such breach.


17. NOTICES

          Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or sent by facsimile. Notices shall be addressed as follows:

          If to the Corporation, to it at:



                  International Telepresence (Canada) Inc.
                  8604 Commerce Court
                  Burnaby, British Columbia, V5A 4N6

                  Delivered by Fax No. (604) 444-4084

                  With a Copy to:


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                  Gowling, Strathy & Henderson
                  Commerce Court West
                  Suite 4900
                  Toronto, Ontario M5L 1J3

                  Attention:  John Grant, Jr., Q.C.

                  (Delivered by Fax No. (416) 862-7661)


         If to the Contractor and/or the Guarantor, to it and/or him at:

              Lirojen Enterprises Ltd.
              759, Square Victoria, Suite 200
              Montreal, Quebec, H2Y 2J7

              Attention:  Mtre. Morden C. Lazarus

              Delivered by Fax No. (514) 289-8609




18. ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.


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19. WAIVERS AND AMENDMENTS

         This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the parties. Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

20. ASSIGNMENT

         This Agreement and the Contractor's rights and obligations hereunder may not be assigned by the Contractor. The Corporation may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, provided that the assignee assumes all obligations of the Corporation hereunder. If the assignee does not assume all the obligations of this Agreement, the Corporation shall fulfil the obligations of this Agreement.

21. SUCCESSORS


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         This Agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the successors and assigns of the Contractor

22. COUNTERPARTS

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23. HEADINGS

          The headings of this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

24. GUARANTOR

          The Guarantor hereby unconditionally guarantees the performance by the Contractor of its obligations under this Agreement.

25. LANGUAGE

          The parties hereto acknowledge that they have requested and are satisfied that the foregoing and all related documents be drawn up in the English language;


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          Les parties aux presentes reconnaissent qu'elles ont exige que ce qui precede et tous documents qui s'y rattache soient rediges et executes en anglais et s'en declarent satisfaits.


IN WITNESS WHEROF, THE PARTIES HERETO HAVE EXECUTED AND DATED THIS AGREEMENT AS OF THE DATE FIRST HEREINABOVE MENTIONED.



                                    INTERNATIONAL TELEPRESENCE (CANADA)  INC.



                                    Per:
                                            ----------------------------
                                            FERNAND LALONDE, Q.C.


                                    LIROJEN ENTERPRISES LTD.


                                    Per:
                                            ----------------------------
                                            MORDEN C. LAZARUS

                                            ----------------------------
                                            MORDEN C. LAZARUS



---------------

WITNESS



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